Exhibit 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES FISCAL Q3 REVENUE OF $2.6 BILLION WITH
NET INCOME OF $400 MILLION, OR $1.71 PER SHARE
Revenue Up 66 Percent, Hard Drive Shipments Up 62 Percent,
From Year-ago Quarter
LAKE FOREST, Calif. — Apr. 22, 2010 — Western Digital Corp. (NYSE: WDC) today reported revenue of $2.6 billion, hard drive shipments of 51.1 million units and net income of $400 million, or $1.71 per share, for its third fiscal quarter ended Apr. 2, 2010. In the year-ago quarter, the company reported revenue of $1.6 billion, hard drive shipments of 31.6 million units, and net income of $50 million, or $0.22 per share.
     The company generated $588 million in cash from operations during the third quarter, ending with total cash and cash equivalents of $2.8 billion.
     John Coyne, president and chief executive officer said: “With market demand stronger than anticipated in the March quarter, our large-scale vertical integration, agile business model and product breadth allowed us to respond to this upside opportunity and again grow our share of the overall hard drive market.

WD Announces Fiscal Q3 Revenue of $2.6 Billion With
Net Income of $400 Million, or $1.71 Per Share

     “We believe that 2010 will continue to be a strong year for digital storage,” said Coyne. “We will maintain our focus on facilitating our customers’ growth and making them successful while at the same time achieving sustained profitability for WD.”
     The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone Replay:	800-879-3693 (toll-free)
+1-402-220-4717 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

WD Announces Fiscal Q3 Revenue of $2.6 Billion With
Net Income of $400 Million, or $1.71 Per Share

     This press release contains forward-looking statements concerning demand for digital storage in 2010, growth by WD’s customers and WD’s profitability. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of recent uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on Jan. 29, 2010, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Apr. 2,	Jul. 3,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,826	$1,794
Accounts receivable, net	1,257	926
Inventories	507	376
Other	188	134

Total current assets	4,778	3,230
Property and equipment, net	1,756	1,584
Goodwill	139	139
Other intangible assets, net	80	89
Other assets	247	249

Total assets	$7,000	$5,291

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,508	$1,101
Accrued expenses	225	247
Accrued warranty	124	95
Current portion of long-term debt	100	82

Total current liabilities	1,957	1,525
Long-term debt	325	400
Other liabilities	287	174

Total liabilities	2,569	2,099
Shareholders’ equity	4,431	3,192

Total liabilities and shareholders’ equity	$7,000	$5,291

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	Apr. 2,	Mar. 27,	Apr. 2,	Mar. 27,
	2010	2009	2010	2009
Revenue, net	$2,641	$1,592	$7,468	$5,524
Cost of revenue	1,976	1,339	5,602	4,557

Gross margin	665	253	1,866	967

Operating expenses:
Research and development	160	125	456	377
Selling, general and administrative	64	49	177	149
Acquired in-process research and development	—	14	—	14
Restructuring	—	4	—	117

Total operating expenses	224	192	633	657

Operating income	441	61	1,233	310
Net interest and other	(1)	(3)	(5)	(16)

Income before income taxes	440	58	1,228	294
Income tax provision	40	8	110	20

Net income	$400	$50	$1,118	$274

Income per common share:

Basic	$1.75	$0.22	$4.93	$1.23

Diluted	$1.71	$0.22	$4.82	$1.22

Common shares used in computing per share amounts:

Basic	229	223	227	222

Diluted	234	226	232	225

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Nine Months Ended
	Apr. 2,	Mar. 27,	Apr. 2,	Mar. 27,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$400	$50	$1,118	$274
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	128	119	376	358
Stock-based compensation	16	12	43	33
Deferred income taxes	4	—	(2)	(7)
Loss on investments	—	1	—	10
Non-cash portion of restructuring	—	1	—	81
Acquired in-process research and development	—	14	—	14
Changes in operating assets and liabilities	40	158	44	193

Net cash provided by operating activities	588	355	1,579	956

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(44)	—	(44)
Purchases of property and equipment	(177)	(106)	(552)	(408)
Sales and maturities of investments	1	—	4	1

Net cash used in investing activities	(176)	(150)	(548)	(451)

Cash flows from financing activities
Issuance of stock under employee stock plans, net	(2)	(1)	38	8
Excess tax benefits from employee stock plans	—	1	20	5
Repurchases of common stock	—	—	—	(36)
Repayment of long-term debt	(19)	(2)	(57)	(7)

Net cash provided by (used in) financing activities	(21)	(2)	1	(30)

Net increase in cash and cash equivalents	391	203	1,032	475
Cash and cash equivalents, beginning of period	2,435	1,376	1,794	1,104

Cash and cash equivalents, end of period	$2,826	$1,579	$2,826	$1,579